Exhibit 5.3

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

July 20, 2018

Vistra Energy Corp.

6555 Sierra Drive

Irving, Texas 75039

Ladies and Gentlemen:

We have served as special counsel to each of (i) NEPCO Services Company, a Pennsylvania corporation (“NEPCO”), (ii) Northeastern Power Company, a Pennsylvania corporation, and (iii) Masspower, LLC, a Massachusetts limited liability company (“Masspower” and, together with NPC and NEPCO, the “Specified Guarantors”), each an indirect wholly-owned subsidiary of Vistra Energy Corp. (the “Company”), in connection with the issuance by the Specified Guarantors of guarantees of $850,000,000 in aggregate principal amount of the Company’s 8.125% Senior Notes due 2026 (the “Exchange Notes”) to be offered in exchange (the “Exchange Offer”) for an equivalent aggregate principal amount of the Company’s outstanding unregistered 8.125% Senior Notes due 2026 (the “Old Notes”) and related guarantees. The Old Notes and related guarantees (the “Old Guarantees”) were issued and the Exchange Notes and new related guarantees (the “New Guarantees”) are to be issued under an indenture, dated as of August 21, 2017, as supplemented by (i) the first supplemental indenture, dated as of April 9, 2018 and (ii) the second supplemental indenture, dated as of June 14, 2018 (the “Indenture”), among the Company, as successor in interest to Dynegy, Inc., the Guarantors (as defined therein, which include the Specified Guarantors) and Wilmington Trust, National Association, as Trustee (in such capacity, the “Trustee”). The Exchange Notes will be guaranteed by, among others, each of the Specified Guarantors pursuant to the terms of the Indenture. This opinion letter is rendered pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K, in connection with the filing by the Company of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on or about July 20, 2018 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Indentures, the Exchange Notes and the New Guarantees are referred to herein collectively as the “Operative Documents.”

We have examined such certificates of public officials and certificates of officers of the Company and the originals (or copies thereof, certified or otherwise identified to our satisfaction) of such corporate documents, records, agreements and instruments of the Company, including the Operative Documents, and such other documents, records, agreements and instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set

Boston	Washington, D.C.	Los Angeles	New York	Pittsburgh

Detroit	Berwyn	Harrisburg	Orange County	Princeton	Silicon Valley	Wilmington

www.pepperlaw.com

Vistra Energy Corp.

July 20, 2018

forth. We have assumed the genuineness of signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

Our opinions set forth herein are limited to the laws of the State of New York, the Commonwealth of Pennsylvania and the Commonwealth of Massachusetts, and we do not express any opinion herein concerning any other laws.

In expressing the opinions set forth below, we have assumed the following:

1. Each individual executing or delivering any of the Operative Documents, whether on behalf of such individual or another person, is legally competent to do so;

2. Each individual executing or delivering any of the Operative Documents on behalf of a party (other than the Specified Guarantors) is duly authorized to do so;

3. Each of the parties (other than the Specified Guarantors) executing or delivering any of the Operative Documents has duly and validly executed and delivered each of the Operative Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms;

4. No event has occurred or will occur that would cause the release of the New Guarantees by any of the Specified Guarantors under the terms of the Indenture; and

5. All Operative Documents submitted to us as originals are authentic. All Operative Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Operative Documents are genuine. All public records and certificates of public officials reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Operative Documents are true and complete. There has been no oral or written modification of or amendment to any of the Operative Documents, and there has been no waiver of any provision of any of the Operative Documents, by action or omission of the parties or otherwise.

To the extent that the obligations of the Specified Guarantors under the Indenture or the New Guarantees may be dependent upon such matters, we have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered

Vistra Energy Corp.

July 20, 2018

by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with all applicable laws and regulations; and that the Trustee has the requisite organization and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. NEPCO is a corporation validly existing, and as of the date of the Subsistence Certificate of NEPCO referenced on Schedule I hereto, was validly subsisting under the laws of the Commonwealth of Pennsylvania.

2. NPC is a corporation validly existing, and as of the date of the Subsistence Certificate of NPC referenced on Schedule I hereto, was validly subsisting under the laws of the Commonwealth of Pennsylvania.

3. Masspower is a limited liability company validly existing, and as of the date of the Good Standing Certificate of Masspower referenced on Schedule I hereto, was in good standing under the laws of the Commonwealth of Massachusetts.

4. The New Guarantees issued by the Specified Guarantors will constitute the valid and binding obligation of each of the Specified Guarantors when the New Notes shall have been duly authorized and executed by the Company and authenticated by the Trustee in accordance with the Indenture, and shall have been duly delivered in exchange for a like principal amount of the Old Notes in accordance with the terms of the Exchange Offer as set forth in the Registration Statement.

In addition to the other qualifications, exceptions and limitations set forth in this opinion letter, (a) our opinion expressed in paragraph 4 above is also subject to the effect of: (i) bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers, voidable transactions and preferential transfers), and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law) and (b) our opinion in paragraphs 1, 2 and 3 hereof are based solely on the applicable Subsistence Certificates referenced on Schedule I hereto, with respect to NEPCO and NPC, and the Good Standing Certificate referenced on Schedule I hereto, with respect to Masspower.

Vistra Energy Corp.

July 20, 2018

We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of New York, the Commonwealth of Pennsylvania or the Commonwealth of Massachusetts, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is being furnished to you for your submission to the Commission as an exhibit to Registration Statement to be filed by the Company with the Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ PEPPER HAMILTON LLP

Schedule I

Certificates

1.	Subsistence Certificate with respect to NEPCO from the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, dated as of July 20, 2018.

2.	Subsistence Certificate with respect to NPC from the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, dated as of July 20, 2018.

3.	Certificate of Good Standing with respect to Masspower from the Secretary of the Commonwealth of the Commonwealth of Massachusetts, dated as of July 19, 2018.